Exhibit 99.2

Share Dividend of Tri-Way Industries

October 8, 2018

Sino Agro Food Inc. is pleased to announce a share dividend distribution to its shareholders. This share distribution from Tri-Way Industries Limited to SIAF shareholders will be liquidating the outstanding debt of USD 62,338,065 between Tri-Way and SIAF covering all accounts payable and other payables owed to SIAF.

The number of Tri-Way shares to be distributed per SIAF share is calculated as the number of Tri-Way shares to be distributed, 18,300,000, divided by the number of issued and outstanding SIAF shares on October 31. The record date is on October 31, 2018. The payment date is on November 14, 2018.

Attached to this Newsweb message is the Press Release from Tri-Way Industries Limited for further information.